Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:     James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Corporate Vice President of Investor Relations
+1-781-434-4118

PAREXEL INTERNATIONAL REPORTS SECOND QUARTER FISCAL YEAR 2013 RESULTS

•	Service revenue of $422.1 million, up 26.7% year-over-year

•	GAAP operating margin of 7.4% improves from 6.8% in the second quarter of FY 2012

•	Adjusted operating margin of 7.6% improves from 7.1% in the second quarter of FY 2012 (excluding special items in both periods)

•	GAAP diluted earnings per share of $0.36 increased 71% year-over-year; adjusted diluted earnings per share of $0.41, increased 78% year-over-year (excluding special items in both periods)

•	Net new business wins of $445.4 million; net book-to-bill ratio of 1.06; backlog of $4.54 billion

•	DSO of 41 days declined from 45 days in Q1 of FY 2013; cash flow from operations of $62.1 million

•	Company increases revenue and EPS guidance for FY 2013, issues guidance for Calendar Year 2013

Boston, MA, January 29, 2013 - PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the second quarter of Fiscal Year 2013, which ended on December 31, 2012.

For the three months ended December 31, 2012 consolidated service revenue increased by 26.7% to $422.1 million compared with $333.2 million in the prior year period. Excluding the negative impact from foreign exchange movements in the current quarter of $2.8 million, revenue increased 27.5%. Newly-acquired Liquent, Inc. (Liquent) contributed $0.4 million to revenue in the quarter. Operating income as reported under Generally Accepted Accounting Principles (GAAP) totaled $31.4 million, or 7.4% of service revenue, in the second quarter of Fiscal Year 2013, as compared with $22.6 million, or 6.8% of service revenue, in the comparable quarter of the prior year. GAAP net income for the quarter totaled $21.3 million, or $0.36 per diluted share, compared with a GAAP net income of $12.9 million, or $0.21 per diluted share, for the quarter ended December 31, 2011.

The financial results of the December quarter in the current and prior periods each included special items, as detailed in the financial charts within this press release. Excluding the impact of these special items, adjusted operating income in the second quarter of Fiscal Year 2013 was $32.1 million, or 7.6% of service revenue. Excluding the impact of these special items, adjusted operating income in the second quarter of Fiscal Year 2012 was $23.8 million, or 7.1% of service revenue. Adjusted net income in the current and prior periods (which excludes the special items referenced above) was $24.5 million, or $0.41 per diluted share in the quarter ended December 31, 2012, and was $13.9 million, or $0.23 per diluted share in the quarter ended December 31, 2011.

The GAAP tax rate for the second quarter of Fiscal Year 2013 was 31.7% compared with 31.2% in the prior year quarter. Excluding special items as detailed in the financial charts within this press release, the adjusted tax rate in the December 2012 quarter was 23.3%, compared with 30.5% in the December 2011 quarter. The lower adjusted tax rate in the second quarter of Fiscal Year 2013 was the result of a beneficial change in the mix of actual and forecasted pre-tax income. Going forward, the Company expects the GAAP tax rate for the third quarter of Fiscal Year 2013 to be approximately 26.0%, and approximately 30% in the fourth quarter. The projected rates include the impact of recent tax law changes in the United States (which are retroactive to July 1, 2012) and which were enacted in January 2013, as well as the beneficial change in mix of pre-tax income, mentioned previously. The projected tax rate in the third quarter includes the retroactive benefit of the recent tax law change for the first and second quarters of Fiscal Year 2013.

During the second quarter, the Company purchased a total of approximately 1.5 million shares of its common stock for $45.2 million under its previously announced $200 million Share Repurchase Program, which was implemented in September 2012.

All of these shares were purchased in the open market through a 10b5-1 plan, which was completed in the second quarter. Taking into account additional activity in the first quarter, as of December 31, 2012, approximately $100 million remained available under the Share Repurchase Program for the purchase of additional shares. The Company is currently planning the next phase of the program.

On a segment basis, service revenue for the second quarter of Fiscal Year 2013 was $320.6 million in Clinical Research Services (CRS), $49.3 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $52.2 million in Perceptive Informatics, Inc.

For the six months ended December 31, 2012, consolidated service revenue was $816.8 million versus $647.9 million in the prior year period, an increase of 26.1%. GAAP operating income for the current six-month period was $61.2 million, or 7.5% of service revenue, compared with GAAP operating income of $35.0 million, or 5.4% of service revenue in the prior year period. GAAP net income for the six months ended December 31, 2012 was $36.4 million, or $0.60 per diluted share, compared with GAAP net income of $22.5 million, or $0.37 per diluted share, in the prior year period. Excluding the impact of special items as detailed in the attached financial charts in both six month periods, operating income was $61.9 million or 7.6% of consolidated service revenue for the six months ended on December 31, 2012, compared with $38.9 million or 6.0% of consolidated service revenue for the six months ended on December 31, 2011. On an adjusted basis, net income for the six months ended December 31, 2012 was $42.0 million, or $0.69 per diluted share, compared with $25.6 million or $0.43 per diluted share in the comparable prior year six month period.

Backlog at the end of December 2012 was approximately $4.54 billion, an increase of 21.4% year-over-year. The reported backlog included gross new business wins in the quarter of $719.8 million, backlog of $14.1 million related to the acquisition of Liquent, cancellations of $274.5 million, and a negative impact from foreign exchange rates of $29.5 million. The net book-to-bill ratio was 1.06 in the quarter.

Mr. Josef H. von Rickenbach, PAREXEL's Chairman and Chief Executive Officer stated, “During the second quarter we delivered robust revenue growth, achieved our short-term operating margin target, further reduced days sales outstanding, and generated strong operating cash flow. We achieved these results despite a high level of hiring and continued elevated use of contract staff, which negatively impacted the gross margin in our Clinical Research Services business. Looking forward, we expect hiring levels to moderate, enabling us to convert high cost contract staff to full-time employees. Combined with increasing productivity from our recently hired employees, this should lead to improved gross margins.”

He continued, “In other developments, we were pleased to announce the acquisition of Liquent, Inc., a leading global provider of Regulatory Information Management solutions. The acquisition further strengthens our technology and regulatory capabilities by adding a robust regulatory information technology platform. On the new business front for the Company overall, awards in the second quarter were somewhat light compared to recent periods, as several clients delayed making decisions or withdrew opportunities for a variety of reasons. The flow of proposals for new projects in the second quarter remained healthy, and we continue to target a 1.2 book-to-bill ratio going forward.”

In commenting on his outlook for Calendar Year 2013, Mr. von Rickenbach stated, “We believe that our backlog will continue to fuel revenue growth in the third quarter and beyond, and that we will continue to drive higher backlog conversion rates. We expect that our successful execution of client projects, as well as efficiency initiatives being worked on by our businesses, will enable us to drive profitable growth and thereby increase shareholder value.”

The Company issued forward-looking guidance for the third quarter of Fiscal Year 2013 (ending March 31, 2013), for Fiscal Year 2013, and for Calendar Year 2013 as described in the text and chart below. The guidance takes into account the acquisition of Liquent, recent exchange rates, lower projected tax rates, the estimated impact of the stock buyback program, and the Company's updated overall outlook. The Liquent acquisition is expected to contribute between $19.0 and $21.0 million in service revenue during the second half of Fiscal Year 2013, and between $38.0 and $44.0 million for Calendar Year 2013. For Fiscal Year 2013, both GAAP and adjusted diluted earnings per share include the dilutive impact of between $0.02 and $0.04 primarily related to the amortization of intangibles and certain other costs associated with the acquisition of Liquent. For Calendar Year 2013, GAAP earnings per share include the dilutive impact of between $0.03 and $0.06 primarily related to the amortization of intangibles and certain other costs associated with the acquisition of Liquent.

The Company's guidance is detailed below:

	Guidance Issued 1/29/13	Guidance Issued 12/27/12
Q3 FY 2013 Revenue	$435 - $440 million	N/A
Q3 FY 2013 GAAP EPS	$0.38 - $0.42	N/A

FY 2013 Revenue	$1.695 - $1.710 billion	$1.675 - $1.695 billion
FY 2013 GAAP EPS	$1.39 - $1.47	$1.32 - $1.39
FY 2013 Adjusted Diluted EPS	$1.48 - $1.56(a)	$1.36 - $1.43(b)

CY 2013 Revenue	$1.780 - $1.810 billion	N/A
CY 2013 GAAP EPS	$1.59 - $1.75	N/A

(a) Adjusted diluted EPS guidance issued today for Fiscal Year 2013 excludes the impact of certain items that were recorded in the first and second quarters of Fiscal Year 2013, which are detailed in the adjustments column in the financial charts within this release.
(b) Adjusted diluted EPS guidance issued on 12/27/12 excluded the impact of certain items that were recorded in the first quarter of Fiscal Year 2013, which were detailed in the adjustments column in the financial charts within the earnings press release dated October 30, 2012.

In addition to the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company's normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company's core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company's results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL's Second Quarter Fiscal Year 2013 earnings, business, and financial outlook will begin at 10:00 a.m. ET on Wednesday, January 30, 2013 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company's website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 (408) 940-3886 and ask to join the PAREXEL International Second Quarter Fiscal Year 2013 earnings conference call.

Certain trended financial information may be found in the Investor Relations section of the Company's website under the “Additional Financials” section.

About PAREXEL International

PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 74 locations throughout 51 countries around the world, and has approximately 14,000 employees, including 282 employees related to the acquisition of Liquent. For more information about PAREXEL International visit www.PAREXEL.com.

PAREXEL is a registered trademark of PAREXEL International Corporation, Perceptive Informatics is a trademark of Perceptive Informatics, Inc., and Liquent is a registered trademark of Liquent, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc., Liquent, Inc. or their respective owners and are hereby acknowledged.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company's actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company's recognition of revenue included in backlog; the Company's dependence on certain industries and clients; the Company's ability to win new business, manage growth and costs, and attract and retain employees; the Company's ability to complete additional acquisitions, and to integrate newly acquired businesses “including the recent acquisition of Liquent, Inc.”, or enter into new lines of business; the impact on the Company's business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 as filed with the SEC on November 8, 2012, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended				Three Months Ended
(in thousands, except per share data)	December 31, 2012				December 31, 2011
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Service revenue	$422,068			$422,068	$333,170			$333,170
Reimbursement revenue	61,069			61,069	54,641			54,641
Total revenue	483,137			483,137	387,811			387,811
Costs and expenses:
Direct costs	301,325			301,325	228,099			228,099
Reimbursable out-of-pocket expenses	61,069			61,069	54,641			54,641
Selling, general and administrative	71,909	(807)	(a)	71,102	64,358			64,358
Depreciation	15,462			15,462	14,752			14,752
Amortization	2,043			2,043	2,203			2,203
Restructuring charge (benefit)	(108)	108	(b)	—	1,162	(1,162)	(d)	—
Total costs and expenses	451,700	(699)		451,001	365,215	(1,162)		364,053
Income from operations	31,437	699		32,136	22,596	1,162		23,758
Other expense	(209)			(209)	(3,794)	—		(3,794)
Income before income taxes	31,228	699		31,927	18,802	1,162		19,964
Provision for income tax expense	9,885	(2,458)	(c)	7,427	5,862	233	(d)	6,095
Effective tax rate	31.7%			23.3%	31.2%			30.5%
Net income	$21,343	$3,157		$24,500	$12,940	$929		$13,869

Earnings per common share:
Basic	$0.36			$0.42	$0.22			$0.23
Diluted	$0.36			$0.41	$0.21			$0.23
Shares used in computing earnings per common share:
Basic	58,671			58,671	59,265			59,265
Diluted	59,639			59,639	60,249			60,249

(a) Adjustment includes $0.4 million legal charges related to a dispute and $0.4 million in acquisition charges related to Liquent, Inc.
(b) Adjustment to facility-related charges of $0.1 million related to restructuring plan
(c) Tax associated with items (a) and (b), and a net $2.7 million expense due to changes in interest, penalties and a valuation allowance in a foreign jurisdiction
(d) Restructuring charges include $1.7 million in severance costs and $0.5 million of facility-related costs, offset by a $1.0 million decrease in severance costs from an adjustment to the FY 2010 restructuring plan, $0.2 million tax impact associated with restructuring charges

Balance Sheet Information	Preliminary
	December 31	December 31		June 30,
	2012	2011		2012
Billed accounts receivable, net	$411,310	$304,741		$397,372
Unbilled accounts receivable, net	234,483	304,769		251,845
Deferred revenue	(390,705)	(337,752)		(359,714)
Net receivables	$255,088	$271,758		$289,503

Cash and marketable securities	$296,545	$153,102		$213,579
Working capital	$325,685	$335,054		$359,590
Total assets	$1,697,650	$1,430,011		$1,532,156
Short-term borrowings	$107,403	$5,278		$5,003
Long-term debt	$274,465	$233,832		$211,784
Stockholders' equity	$580,750	$550,642		$609,675

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Six Months Ended				Six Months Ended
(in thousands, except per share data)	December 31, 2012				December 31, 2011
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Service revenue	$816,821			$816,821	$647,905			$647,905
Reimbursement revenue	128,836			128,836	100,555			100,555
Total revenue	945,657			945,657	748,460			748,460
Costs and expenses:
Direct costs	580,729			580,729	450,273			450,273
Reimbursable out-of-pocket expenses	128,836			128,836	100,555			100,555
Selling, general and administrative	141,937	(1,157)	(a)	140,780	125,347			125,347
Depreciation	30,257			30,257	29,033			29,033
Amortization	3,127			3,127	4,344			4,344
Restructuring charge (benefit)	(418)	418	(b)	—	3,862	(3,862)	(e)	—
Total costs and expenses	884,468	(739)		883,729	713,414	(3,862)		709,552
Income from operations	61,189	739		61,928	35,046	3,862		38,908
Other expense	(2,597)	(395)	(c)	(2,992)	(2,170)	—		(2,170)
Income before income taxes	58,592	344		58,936	32,876	3,862		36,738
Provision for income taxes	22,185	(5,232)	(d)	16,953	10,375	766	(e)	11,141
Effective tax rate	37.9%			28.8%	31.6%			30.3%
Net income	$36,407	$5,576		$41,983	$22,501	$3,096		$25,597

Earnings per common share:
Basic	$0.61			$0.71	$0.38			$0.43
Diluted	$0.60			$0.69	$0.37			$0.43
Shares used in computing earnings per common share:
Basic	59,391			59,391	59,154			59,154
Diluted	60,412			60,412	60,164			60,164

(a) Adjustment includes $0.8 million legal charges related to a dispute and $0.4 million in acquisition charges related to Liquent, Inc.
(b) Adjustment to facility-related charges of $0.4 million related to restructuring plan
(c) Gain on facility sale previously impaired
(d) Tax associated with items (a) through (c), a tax expense for one-time adjustments to deferred tax assets in Q1 FY13, and a net $2.7 million expense due to changes in interest, penalties and a valuation allowance in a foreign jurisdiction in Q2 FY13

(e) Restructuring charges include $2.5 million in severance costs (net of a $1.0 million reduction in the FY10 Plan) and $1.4 million of facility-related costs and the associated tax impact

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
(in thousands)	December 31, 2012	December 31, 2011

Clinical Research Services (CRS)
Service revenue	$320,580	$247,871
% of total service revenue	76.0%	74.4%
Gross profit	$78,165	$70,030
Gross margin % of service revenue	24.4%	28.3%

PAREXEL Consulting & Medical Communications Services (PCMS)
Service revenue	$49,274	$38,455
% of total service revenue	11.7%	11.5%
Gross profit	$20,820	$15,871
Gross margin % of service revenue	42.3%	41.3%

Perceptive Informatics (PI)
Service revenue	$52,214	$46,844
% of total service revenue	12.3%	14.1%
Gross profit	$21,758	$19,170
Gross margin % of service revenue	41.7%	40.9%

Total service revenue	$422,068	$333,170
Total gross profit	$120,743	$105,071
Gross margin % of service revenue	28.6%	31.5%

Revenue by Geography (a)
The Americas	$210,066	$138,215
Europe, Middle East & Africa	150,108	144,832
Asia/Pacific	61,894	50,123
Total service revenue	$422,068	$333,170

Quarterly Supplemental Financial Data
Service revenue	$422,068	$333,170
Reimbursement revenue	61,069	54,641
Investigator fees	96,307	54,609
Gross revenue	$579,444	$442,420

Days sales outstanding	41	57

Capital expenditures	$19,849	$15,893

(a) See footnote (a) on six months ended December 31st Segment Information table

PAREXEL International Corporation
Segment Information
Unaudited

	Six Months Ended	Six Months Ended
(in thousands)	December 31, 2012	December 31, 2011

Clinical Research Services (CRS)
Service revenue	$617,747	$483,280
% of total service revenue	75.6%	74.6%
Gross profit	$155,166	$132,689
Gross margin % of service revenue	25.1%	27.5%

PAREXEL Consulting & Medical Communications Services (PCMS)
Service revenue	$97,625	$74,103
% of total service revenue	12.0%	11.4%
Gross profit	$39,486	$30,541
Gross margin % of service revenue	40.4%	41.2%

Perceptive Informatics (PI)
Service revenue	$101,449	$90,522
% of total service revenue	12.4%	14%
Gross profit	$41,440	$34,402
Gross margin % of service revenue	40.8%	38%

Total service revenue	$816,821	$647,905
Total gross profit	$236,092	$197,632
Gross margin % of service revenue	28.9%	30.5%

Revenue by Geography (a)
The Americas	$407,479	$278,255
Europe, Middle East & Africa	288,378	267,991
Asia/Pacific	120,964	101,659
Total service revenue	$816,821	$647,905

(a) As reflected in the six month totals, the Revenue by Geography for Q1 FY13 has been adjusted: The Americas revenue was $197,413 and EMEA revenue was $138,270